Exhibit 10.3
TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (“Agreement”) is entered into effective as of April 30, 2008 between, Technology Solutions Company, a Delaware corporation (“TSC”) and EnteGreat Solutions, LLC, a Delaware limited liability company (“EnteGreat”).
RECITALS
WHEREAS, TSC and EnteGreat have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”); terms defined therein having the same meaning when used herein pursuant to which the TSC’s SAP Practice (“SAP Practice”) will be sold by TSC to EnteGreat; and
WHEREAS, the SAP Practice has been operated as a practice within TSC, and TSC has provided various services to the SAP Practice; and
WHEREAS, EnteGreat desires to continue to obtain various services from TSC and TSC desires to continue to provide such services;
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Defined Terms. In addition to the words and terms defined in the Purchase Agreement which shall have the same meaning when used herein, the following terms, as used herein, shall have the following meanings:
“Transition Period” means the period commencing on the Close Date and ending on the 31st day of July, 2008; provided, however, that with respect to any Transition Service, EnteGreat may, upon notice to TSC, either (i) terminate the Transition Period as of any date prior to the period provided for such services herein or (ii) extend the Transition Period to a date beyond the period provided for such services herein, but not later than the four (4) month anniversary date of the Close Date.
“Transition Services” means, except as otherwise provided herein, the service or services described in the Transition Services Schedule(s) attached hereto.

ARTICLE 2
TRANSITION SERVICES
Section 2.01 Transition Services.
(a) During the Transition Period, TSC shall use its reasonable best efforts to provide, or cause its Affiliates to use their reasonable best efforts to provide, to EnteGreat or its Affiliates all Transition Services in the manner and at a relative level of service consistent in all material respects with that provided by TSC or its Affiliates to the SAP Practice prior to the Close Date.
(b) In consideration of the provision of Transition Services hereunder, EnteGreat shall pay to TSC an hourly rate in accordance with the Hourly Rate Transition Services Schedule attached hereto, for such resources’, at their scheduled cost, accumulated hours in support of the Transition Services.
(c) Except as otherwise agreed, TSC shall invoice EnteGreat on a bi-weekly basis for the Transition Services to be provided hereunder, and payment shall be due fifteen (15) days after invoice date.
(d) Notwithstanding the foregoing, (i) for any Transition Services which include payment of payroll or wages to employees of the SAP Practice, EnteGreat shall pay all necessary amounts (including payroll taxes) to TSC prior to the payment thereof by TSC and (ii) any charges to TSC from outside suppliers for the provision of Transition Services shall be submitted by TSC to EnteGreat for payment and, except as TSC may otherwise agree in connection with any individual statement of charges which has been submitted to TSC, EnteGreat hereby agrees to make payment therefor either to such outside supplier in accordance with the payment terms of such outside supplier or to TSC if TSC is required to pay such outside supplier, (in which event such payment shall be made on or before the date on which TSC notifies EnteGreat it intends to make payment, or if TSC does not provide such notice, immediately after TSC provides notice to EnteGreat that TSC has made such payment).
(e) In the event EnteGreat shall request TSC to continue to provide any Transition Service beyond the expiration of the Transition Period, TSC and EnteGreat shall negotiate in good faith and at arm’s length the terms of any such extension, including fair market value pricing for all such services.
Section 2.02 Records and Accounts. TSC shall maintain accurate records and accounts of all transactions relating to the Transition Services performed by it pursuant to this Agreement.
Section 2.03 Directors and Officers of EnteGreat and TSC.
(a) The services of TSC’s officers and employees which are rendered to EnteGreat under this Agreement shall at all times be in accordance with the historical business practice of the SAP Practice.

(b) Nothing in this Agreement shall limit or restrict the right of any of TSC’s directors, officers or employees to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of TSC to engage in any other business or to render services of any kind to any corporation, firm, individual, trust or association, except as provided in the Purchase Agreement.
(c) Except as expressly provided as part of any Transition Services hereunder, TSC shall have no authority pursuant to this Agreement to commit EnteGreat or any of its Affiliates to any obligation in any manner or to use EnteGreat’s name or to enter into any contract or commitment on behalf of EnteGreat.
(d) Except as expressly provided as part of any Transition Services hereunder, EnteGreat shall have no authority pursuant to this Agreement to commit TSC or any of its Affiliates to any obligation in any manner or to use TSC’s (except as provided in the Purchase Agreement) name or to enter into any contract or commitment on behalf of TSC.
Section 2.04 Limitation of Liability.
(a) TSC shall have no liability whatsoever to EnteGreat or any of its Affiliates for any error, act or omission in connection with the Transition Services to be rendered by TSC to EnteGreat hereunder unless any such error, act or omission derives from willful misconduct or negligence.
IN NO EVENT SHALL TSC BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT ENTEGREAT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF TSC FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE MONIES PAID BY ENTEGREAT TO TSC FOR TRANSITION SERVICES UNDER THIS AGREEMENT.
(b) TSC is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of TSC; and, notwithstanding any reimbursement of labor costs as provided herein or otherwise, no person employed by TSC and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of EnteGreat or any customer of EnteGreat for any purpose whatsoever.

Section 2.05 Confidentiality.
(a) Each party will keep any confidential or proprietary information of the other party confidential and shall take all appropriate actions in order to protect such information. Neither party nor any of their representatives will disclose any confidential or proprietary information of the other party in any manner whatsoever without the prior written consent of the owner of the confidential or proprietary information. Each party will transmit any confidential or proprietary information of the other party only to those employees and representatives of such party who need to know such information in order to perform their functions relating to this Agreement. The foregoing shall not apply to (i) information that has become part of the public domain through no breach or violation of this Section 2.05 by the other party, (ii) information that has previously been disclosed to the recipient by a third party who is in lawful possession of such information and has the lawful right to disclose such information freely, or (iii) information that is required to be disclosed (under threat of contempt or similar sanction) in connection with any legal proceedings.
(b) The parties agree that monetary damages will not adequately compensate either party for any breach or threatened breach of Sections 2.05 hereof. Because the breach or threatened breach of any such Sections will result in irreparable injury to the aggrieved party, such aggrieved party shall be entitled to any legal or equitable remedies to enforce such provisions, including specific performance. In all cases, the aggrieved party shall also be entitled to pursue any other remedies available at law, including damages, as a result of any such breach.
ARTICLE 3
MISCELLANEOUS
Section 3.01 Entire Agreement. This Agreement, including all ancillary agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.
Section 3.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.
Section 3.03 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
Section 3.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their chief executive offices, or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

Section 3.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each Subsidiary and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as otherwise expressly provided herein.
Section 3.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 3.07 Dispute Resolution. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, “Disputes”), shall be exclusively governed by and settled in accordance with the provisions of Section 12.8 of the Purchase Agreement.
Section 3.08 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 3.09 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 3.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to be bound by such change or amendment.
Section 3.11 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 3.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

TECHNOLOGY SOLUTIONS COMPANY

By:

Name:

Title:

ENTEGREAT SOLUTIONS, LLC

By:

Name:

Title: